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                                                                    EXHIBIT 11.1
                         COMMUNITY CAPITAL CORPORATION
                 Statement of Computation of Per Share Earnings

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                                                                                               Year Ended December 31,
Primary and Fully Diluted Earnings Per Share                                               1994         1995          1996
Net income............................................................................   $584,856    $  533,868    $  705,820
Add: Interest income from assumed purchase of government securities,
  net of tax..........................................................................     55,866        52,666        27,629
Adjusted net income for fully diluted shares..........................................   $640,722    $  586,534    $  733,449
Weighted average number of common shares outstanding (2)..............................    624,087       929,561     1,218,031
Dilutive stock equivalents (1) (2)....................................................    180,735       140,574       138,595
       Total common stock and equivalents.............................................    804,822     1,070,135     1,356,626
Primary and fully diluted net income per share........................................       0.80          0.55          0.54
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(1) Computed using the treasury stock method.

(2) Restated for the effects of the 5% stock dividend in May 1996.

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